Certain annexes and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted achievement to the Securities and Exchange Commission on a confidential basis upon request

SKILLZ 2020 OMNIBUS INCENTIVE PLAN
CEO LONG-TERM INCENTIVE EQUITY AWARD AGREEMENT

THIS CEO LONG-TERM INCENTIVE EQUITY AWARD AGREEMENT (this “Agreement”) is made effective as of December 19, 2025 by and between Skillz Inc., a Delaware corporation (the “Company”), and Andrew Paradise (the “Participant”), pursuant to the Skillz Inc. 2020 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Omnibus Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Omnibus Plan.

WHEREAS, the Company has adopted the Omnibus Plan in order to grant Awards from time to time to certain key Employees, Directors and Consultants of the Company and its Subsidiaries or Affiliates; and

WHEREAS, the Participant is an Eligible Recipient as contemplated by the Omnibus Plan, and the Administrator has determined that it is in the interest of the Company to make this grant to the Participant.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Omnibus Plan, the parties hereto agree as follows:

1.Grant of Stock Units.

    As of December 19, 2025 (the “Grant Date”), the Participant will be credited with (i) the number of Restricted Stock Units equal to $1,500,000 divided by the 90-calendar day volume-weighted average price for the Company’s Class A Common Stock as of the trading day prior to January 1, 2025 (the “90-day VWAP”) and (ii) the number of Performance Stock Units equal to $1,500,000 divided by the 90-day VWAP (collectively, the “Stock Units”). Each Stock Unit is a notional amount that represents the right to receive one (1) Share of Class A Common Stock of the Company, subject to the terms and conditions of the Omnibus Plan and this Agreement, if and when the Stock Unit vests.

2.Vesting.

(a)Restricted Stock Units. The Restricted Stock Units shall vest in twelve (12) substantially equal installments over three (3) years on each three (3) month anniversary of January 1, 2025, subject to the Participant’s continuous service with the Company (“Service”), from the Grant Date through each such subsequent anniversary of the Grant Date, except as provided in Section 4(a).

(b)Performance Stock Units.

(i)The number of Performance Stock Units earned by the Participant during each year of the Performance Period will be determined based on the level of achievement of the Company goals set annually by the Company’s Compensation Committee (the “Compensation Committee”), as determined by the Compensation Committee (the “Performance Goals”) for each of the three years during the Performance Period in accordance with Exhibit I attached hereto, which will be updated by the Company’s Compensation Committee for the specific Performance Goals applicable to each year of the Performance Period. All determinations of whether Performance Goals have been achieved, the number of Performance Stock Units earned by the Participant, and all other matters related to this Section 2(a) shall be made by the Company’s Compensation Committee, in its sole discretion. For purposes of this award, the “Performance Period” begins on January 1, 2025 and continues until December 31, 2027. The number of Performance Stock Units that may be earned is variable and may range from 0% to a maximum of 200% of the number of Performance Stock Units determined in Section 1 (the “Target Award”), with 100% of the Target Award earned if the Performance Goals are achieved at the target level of performance.

(ii)During the first quarter of each year in the Performance Period, the Compensation Committee or the CEO will review and certify in writing (x) whether, and to what extent, the Performance Goals for the previous year have been achieved, (y) the number of Performance Stock Units that the Participant shall earn, if any, in accordance with Exhibit I and subject to compliance with the requirements of Section 2(b)(iii) and (z) the Performance Goals applicable for the current year of the Performance Period applicable for the current year of the Performance Period. Provided however, that no Performance Stock Units will vest until the completion of the full Performance Period. Promptly following completion of the full Performance Period (and no later than ninety (90) days following the end of the Performance Period), the Compensation Committee will review and certify in writing (a) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (b) the number of Performance Stock Units that the Participant shall earn, if any, subject to compliance with the requirements this Section 2(c). Such certification shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law.

(iii)The Performance Stock Units are subject to forfeiture until they vest. Except as otherwise provided herein, the Performance Stock Units will vest and become nonforfeitable on the date the Compensation Committee certifies the achievement of the Performance Goals following the completion of the full Performance Period in accordance with Section 2(b)(ii), subject to (i) the achievement of the minimum threshold Performance Goals for payout set forth in Exhibit I attached hereto, and (ii) the Grantee's Continuous Service from the Grant Date through the date that the Performance Stock Units are paid in shares of Common Stock. The number of Performance Stock Units that vest and become payable under this Agreement shall be determined by the Compensation Committee based on the level of achievement of the Performance Goals set forth in Exhibit I and shall be rounded to the nearest whole Performance Stock Unit. Notwithstanding anything herein to the contrary, no Performance Stock Units shall vest prior to the date on which a registration statement on Form S-8 with respect to the Shares has been filed. For the avoidance of doubt, if the Participant incurs a change in status from an Employee to a Director of the Company or an Affiliate before the Performance Stock Units have vested, such change in status alone shall not constitute a termination of Service for purposes of this Award.

3.Rights as a Stockholder.

(a)Unless and until a Stock Unit has vested and the Share underlying it has been distributed to the Participant, the Participant will not be entitled to vote in respect of that Stock Unit or that Share.

(b)If the Company declares a cash dividend on its Shares, then, on the payment date of the dividend, the Participant will be credited with dividend equivalents equal to the amount of cash dividend per Share multiplied by the number of Stock Units credited to the Participant through the record date. The dollar amount credited to the Participant under the preceding sentence will be credited to an account established for the Participant (the “Account”) for bookkeeping purposes only on the books of the Company. The balance in the Account will be subject to the same terms regarding vesting and forfeiture as the Participant’s Stock Units awarded under this Agreement, and will be paid in cash in a single sum at the time that the Shares associated with the Participant’s Stock Units are delivered (or forfeited at the time that the Participant’s Stock Units are forfeited).

4.Termination of Service.

(a)Restricted Stock Units. If the Participant’s Service terminates other than by (i) the Company for Cause or (ii) the Participant without Good Reason (each as defined below), any unvested Restricted Stock Units shall vest in full at such termination of Service.

(b)Performance Stock Units. If the Participant’s Service terminates other than by (i) the Company for Cause or (ii) the Participant without Good Reason (each as defined below), (1) the Compensation Committee will determine in good faith to what extent the Performance Goals have been achieved with respect to the Performance Period as of the date of such termination of Service and the payout of the Target Award and (2) the number of Performance Stock Units for which the Performance Goals were achieved will be pro-rated based on the number of days in the Performance Period prior to the date of the Participant’s termination of Service, and such Performance Stock Units will vest at such termination of Service. Any Performance Stock Units for which the Performance Goals were not achieved as of the date of the Participant’s termination of Service will be forfeited.

(c)Any unvested Stock Units shall be forfeited and cancelled automatically upon any termination of the Participant’s Service other than as described in Section 4(a) and Section 4(b).

(d)Definitions.

(i)“Cause” means the occurrence of one or more of the following with respect to the Participant: (1) a final, non-appealable finding by a court of competent jurisdiction of the Participant’s material breach of fiduciary duty or duty of loyalty to the Company; (2) a conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (3) the willful failure or refusal to perform and discharge the Participant’s duties and responsibilities on behalf of the Company (other than by reason of Disability) or to comply with any lawful directive of the Board or its designee, in each case which continues for ten (10) days after the Board provides written notice specifying in reasonable detail the facts and circumstances claimed to be the basis for such failure or refusal; (4) a willful and material breach of a written policy of the Company (including, without limitation, those relating to sexual harassment or the disclosure or misuse of confidential information); (5) a willful and material breach of an agreement with the Company (including, without limitation, any confidentiality, non-competition, non-solicitation or assignment of inventions agreement); (6) the commission of fraud, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company; or (7) the commission of acts or omissions constituting gross negligence or gross misconduct in the performance of any aspect of the Participant’s lawful duties or responsibilities, which has or may be expected to have a materially and demonstrably adverse effect on the Company. No act or failure to act on the part of the Participant (A) that has occurred prior to the Grant Date shall be deemed to be for Cause or (B) shall be considered “willful” unless it is done or omitted to be done by the Participant in bad faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company. Any act, or failure to act, based upon the directive of the Board or advice of counsel to the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith or in the best interest of the Company. No termination of the Participant’s employment by the Company for Cause shall occur unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board (excluding the Participant, if the Participant is a member of the Board) at a meeting of the Board (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel for the Participant, to be heard before the Board), finding that, in the good faith opinion of the Board, Cause has occurred.

(ii)“Good Reason” means the occurrence of one or more of the following without the Participant’s written consent, (1) a material reduction by the Company in base salary or target bonus; (2) a material diminution in duties, responsibilities, reporting relationship, or authority of employment; (3) a requirement that the Participant perform his duties from any particular location; or (4) the failure of any successor to the Company to assume and agree to be bound by the terms and conditions of this Agreement; provided, in each case, that the Participant has given the Company written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) calendar days after the first occurrence of such circumstances, and the Company shall have thirty (30) calendar days following receipt of such notice to cure such circumstances in all material respects; and provided further, that no termination due to Good Reason shall occur after the ninetieth (90th) calendar day following the first occurrence of any grounds for Good Reason.

5.Change in Control. If a Change in Control occurs during the Performance Period, (i) the Compensation Committee will determine in good faith to what extent the Performance Goals have been achieved with respect to the Performance Period as of the date of such Change in Control and the payout of the Target Award and (ii) the number of Performance Stock Units for which the Performance Goals were achieved will be pro-rated based on the number of days in the Performance Period prior to the date of the Change in Control. Such Performance Stock Units will cease to be subject to any further performance conditions following the Change in Control and will vest at the end of the Performance Period subject to the Participant’s continued Service through the last day of the Performance Period; provided, that such Performance Stock Units will vest if the Participant’s Service terminates other than by (i) the Company for Cause or (ii) the Participant without Good Reason. Any Performance Stock Units for which the Performance Goals were not achieved as of the date of the Change in Control will be forfeited.

6.Timing and Form of Payment. Once a Stock Unit vests, the Participant will be entitled to receive a Share in its place. Delivery of the Share will be made as soon as administratively feasible following the vesting of the associated Stock Unit and in no event later than March 15th of the calendar year following the calendar year in which the Stock Unit vests. Shares will be credited to an account established for the benefit of the Participant with the Company’s administrative agent. The Participant will have full legal and beneficial ownership of the Shares at that time.

7.Tax Withholding. The Company or any Affiliate thereof shall, in accordance with Section 16 of the Omnibus Plan, have the power to withhold, or require the Participant to remit to the Company or such Affiliate thereof, cash or Shares that are distributable to the Participant with respect to the Stock Units that have vested in an amount sufficient to satisfy the federal, state, and local withholding tax requirements, both domestic and foreign, relating to such transaction, and the Company or such Affiliate thereof may defer payment of cash or issuance of Shares until such requirements are satisfied; provided, however, that such amount may not exceed the maximum statutory withholding rate. The Participant shall be entitled to elect to satisfy the amount of any such required tax withholding by having the Company withhold from the Shares otherwise distributable to the Participant with respect to Stock Units that have vested a number of Shares having a Fair Market Value equal to the amount of such required tax withholdings.

8.Nontransferability of Stock Units. The Stock Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, pursuant to procedures as the Administrator reasonably shall establish and subject to Section 15(g) for estate planning purposes.

9.Beneficiary Designation. The Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Omnibus Plan and this Agreement is to be exercised in case of his death. Each designation will revoke all prior designations by the Participant, shall be in a form reasonably prescribed by the Administrator, and will be effective only when filed by the Participant in writing with the Administrator during his lifetime.

10.Adjustments. Notwithstanding any provision in the Omnibus Plan, including Section 5 of the Omnibus Plan, to the contrary, in the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, will adjust the number and class of shares subject to the Award.

11.Requirements of Law. The issuance of Shares following vesting of the Stock Units shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.No Guarantee of Continued Service. Nothing in the Omnibus Plan or in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate thereof to terminate the Participant’s Service at any time or confer upon the Participant any right to continued Service.

13.No Rights as a Stockholder. The Participant shall not have any rights as a stockholder with respect to any Shares covered by the Stock Units granted hereunder prior to the date on which he is recorded as the holder of those Shares on the records of the Company.

14.Acknowledgement of Omnibus Plan Terms. The Participant acknowledges that he has been provided a copy of the Omnibus Plan, has had the opportunity to review such Omnibus Plan and agrees to be bound by all the terms and provisions of the Omnibus Plan.

15.Miscellaneous.

(i)Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified or registered mail with postage prepaid, sent by next-day or overnight mail or delivery, or sent by fax or email, as follows:

(i)If to the Company:
Skillz Inc.
P.O. Box 445
San Francisco, CA 94104 Attention: Legal@Skillz.com

(ii)If to the Participant, to the Participant’s last known home address, or to such other person or address as any party shall specify by notice in writing to the Company.

All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery, on the day after such delivery, (x) if by certified or registered mail, on the fifth (5th) business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax or email, on the day delivered, provided that such delivery is confirmed.

(ii)Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(iii)No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Omnibus Plan or any future plan adopted by the Company.

(iv)Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Agreement.

(v)Entire Agreement; Amendment. This Agreement, together with the Omnibus Plan, constitutes the entire obligation of the parties with respect to the subject matter of this Agreement and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter. This Agreement may be amended as provided in the Omnibus Plan.

(vi)Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

(vii)Code Section 409A Compliance. The Stock Units are intended to be exempt from or comply with the requirements of Code Section 409A and this Agreement shall be interpreted accordingly. Notwithstanding any provision of this Agreement, to the extent that the Administrator determines that any portion of the Stock Units granted under this Agreement is subject to Code Section 409A and fails to comply with the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Omnibus Plan or in this Agreement, the Administrator reserves the right to amend, restructure, terminate or replace such portion of the Stock Units in order to cause such portion of the Stock Units to either not be subject to Code Section 409A or to comply with the applicable provisions of such section. For purposes of Code Section 409A, each payment made under this Agreement will be treated as a separate payment.

(viii)Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

(ix)Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(x)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(xi)Erroneously Awarded Compensation. Notwithstanding any provision in the Omnibus Plan or in this Agreement to the contrary, this Award shall be subject to any compensation recovery and/or recoupment policy that may be adopted and amended from time to time by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.

SKILLZ INC.

By:	/s/ Nicole Singleton
Name:	Nicole Singleton
Title:	Head of People Operations

PARTICIPANT

By:	/s/ Andrew Paradise
Name:	Andrew Paradise
Title:	Chief Executive Officer

[Signature Page to CEO Long-Term Incentive Equity Award Agreement]